UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 9, 2009

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 9, 2009, Robert A. Willett notified Best Buy Co., Inc. (the “Company”) that he would retire from his position as the Company’s Chief Executive Officer - International, effective December 31, 2009.

Mr. Willett’s Transition

In connection with Mr. Willett’s retirement, the Company and Mr. Willett entered into discussions regarding Mr. Willett’s departure and the transition of his responsibilities within the Company.  Prior to Mr. Willett’s retirement, he will continue to receive his current salary and will be eligible for all other applicable company benefits during such period.  As a retiree of the Company, it is anticipated that Mr. Willett’s outstanding stock option awards and other equity-based awards will continue to be governed by the applicable plans and agreements generally.  The Company has agreed to request acceleration of the time-based restricted stock award granted on April 26, 2007, subject to approval by the Compensation and Human Resources Committee of the Board of Directors.  It is also expected that Mr. Willett will remain eligible to participate in the Company’s Short-Term Incentive Plan based on his current target bonus for the remainder of fiscal 2010 without proration, such amount to be payable based upon results achieved through the end of the fiscal year at such time as the Company issues such payments in the normal course of business.  Mr. Willett will continue to be eligible to receive certain perquisites and benefits during fiscal 2011 including, but not limited to, an executive physical exam and tax planning and preparation.

Best Buy Co., Inc.’s proxy statement and its reports on Forms 10-K, 10-Q, 8-K and other publicly available information should be consulted for additional important information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: November 10, 2009	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer